ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is made and entered into as of December 1, 2012 by and between Huntington Asset Services, Inc., a mutual fund service provider having its principal office and place of business at 2960 N. Meridian Street, Suite 300, Indianapolis, Indiana 46208 (“HASi”), and The Huntington Funds, a Delaware statutory trust having its principal office and place of business at 2960 N. Meridian Street, Suite 300, Indianapolis, Indiana 46208 (“Trust”). The Trust is entering into this Agreement on behalf of (and legally binds) its portfolios now existing or hereafter created (each such portfolio, including any classes of shares, a “Fund” and collectively the “Funds”). A current list of Funds is set forth in the Trust’s currently effective Registration Statement (as that term is defined in Article 8), as amended and supplemented and in effect from time to time. HASi and the Trust may be individually and collectively referred to herein as a “Party” or the “Parties.”

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”), with authorized and issued shares of beneficial interests (“Shares”), each of which may be designated or divided into one or more classes (“Class” or “Classes”);

WHEREAS, the Trust desires that HASi perform certain financial administration services for each Fund;

WHEREAS, the Trust desires that HASi perform certain fund accounting services for the Funds;

WHEREAS, the Trust desires that HASi perform certain administrative services for the Funds; and

WHEREAS, HASi is willing to perform such services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and the mutual covenants and provisions herein set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, upon the terms and subject to the conditions contained herein, hereby agree as follows:

Article 1. Appointment as Administrator, Financial Administrator and Fund Accountant.

The Trust hereby appoints HASi as “Administrator,” “Financial Administrator,” and “Fund Accountant”; and, HASi hereby accepts such appointment under the terms of this Agreement.

Article 2. HASi’s Duties as Financial Administrator.

Subject to the supervision and control of the Trust’s Board of Trustees (“Board”) and in accordance with Proper Instructions (as defined hereafter) from the Trust, HASi will provide to the Trust all financial administration for the operation of the business and affairs of the Trust and each of its Funds as required by current or future laws, regulations and/or which are otherwise customarily provided to investment companies, and will provide facilities, equipment and personnel to carry out such services, subject to review and comment by the Trust’s auditors and legal counsel, and in accordance with procedures which may be established from time to time between the Trust and the Financial Administrator. These services include, but are not limited to:

i.	Oversee the determination and publication of each Fund’s net asset value (“NAV”) in accordance with the Trust’s policy as adopted from time to time by the Board;

ii.	Oversee the maintenance by Huntington National Bank as Custodian and any sub-custodians Huntington may engage of certain books and records of the Trusts as required under Rule 31a-1(b) of the 1940 Act;

iii.	Compile and deliver to the Trust, the Funds’ performance statistics including yields and total returns;

iv.	Prepare and submit quarterly for approval by officers of the Trust a Trust expense budget, review expense calculations and arrange for payment of the Trust’s expenses;

v.	Prepare for review and approval by officers of the Trust financial information for the Trust’s semi-annual reports, proxy statements and other communications required or otherwise to be sent to shareholders;

vi.	Prepare for review by an officer of and legal counsel for the Trust the Trust’s periodic financial reports required to be filed with the Securities and Exchange Commission (“SEC”) on Form N-SAR and financial information required by Form N-1A and SEC Rule 24f-2 notices and such other reports, forms or filings as may be mutually agreed upon;

vii.	Prepare reports relating to the business and affairs of the Trust as may be mutually agreed upon and not otherwise prepared by the Trust’s investment adviser, custodian, sub-custodian, legal counsel or independent accountants;

viii.	Make such reports and recommendations to the Trust concerning the performance of the Trust’s independent accountants as the Trust may reasonably request;

ix.	Make such reports and recommendations to the Trust concerning the performance and fees of the Trust’s custodian and transfer and dividend disbursing agent (“Transfer Agent”) as the Trust may reasonably request or deems appropriate;

x.	Oversee and review calculations of fees paid to the Trust’s investment adviser, custodian, sub-custodian, Administrator, and Transfer Agent;

xi.	Consult with the Trust’s officers, independent accountants, legal counsel, custodian, Administrator and Transfer Agent in establishing the accounting policies of the Trust;

xii.	Respond to, or refer to the Trust’s officers or Transfer Agent, shareholder inquiries relating to the Trust;

xiii.	Prepare Trust income forecasts and submit for approval by officers of the Trusts, recommendations for Trust income dividend distributions;

xiv.	Review and provide assistance on shareholder communications;

xv.	File annual and semi-annual N-SAR with the appropriate regulatory agencies;

xvi.	Review text of “President’s letters” to shareholders and “Management’s Discussion of Corporate Performance” (which shall also be subject to review by the Trusts’ legal counsel); and

xvii.	Maintain continuing awareness of significant emerging regulatory and legislative developments which may affect the Trusts, and provide related planning assistance where requested or appropriate.

xviii.	Provide and support post-trade compliance monitoring systems, access to which will be made available to employees of the adviser and the Funds’ Chief Compliance Officer

Article 3. HASi’s Duties as Fund Accountant.

Subject to the supervision and control of the Board and in accordance with Proper Instructions (as defined hereafter) from the Trust, HASi will provide to the Trust all fund accounting for the operation of the business and affairs of the Trust and each of its Funds as required by current or future laws, regulations, applicable accounting standards or principles, and/or which are otherwise customarily provided to investment companies, and will provide facilities, equipment and personnel to carry out such services. These services include, but are not limited to:

(a)	Maintenance of Books and Records. The Fund Accountant will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the “Rule”):

i.	Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

ii.	General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(I) of the Rule;

iii.	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

iv.	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

(b)	Performance of Daily Accounting Services. In addition to the maintenance of the books and records specified above, the Fund Accountant shall perform the following accounting services daily for each Fund:

i.	Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;

ii.	Obtain security prices from authorized independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund’s investment adviser or its designee, as approved by the Board;

iii.	Verify and reconcile with the Funds’ custodian all daily trade activity;

iv.	Compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, total returns, periodic performance, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

v.	Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

vi.	Report to the Trust the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

vii.	Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

viii.	Amortize premiums and accrete discounts on securities purchased at a price other than face value to the appropriate maturity or other date;

ix.	Update fund accounting system to reflect rate changes, as received from a Fund’s investment adviser or other authorized source, on variable interest rate instruments;

x.	Post Fund transactions to appropriate categories;

xi.	Accrue expenses of each Fund according to instructions received from the Fund’s Financial Administrator;

xii.	Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

xiii.	Provide accounting reports in connection with the Trust’s regular annual audit and other audits and examinations by regulatory agencies; and

xiv.	Provide such periodic reports as the parties shall agree upon, as set forth in a separate exhibit.

(c)	Special Reports and Services.

i.	The Fund Accountant may provide additional special reports upon the request of the Trust or a Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

ii.	The Fund Accountant may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

(d)	Additional Accounting Services. The Fund Accountant shall also perform the following additional accounting services for each Fund:

i.	Provide accounting information for the following:

(A)	federal and state income tax returns and federal excise tax returns;

(B)	the Trust’s semi-annual reports to be filed with the Securities and Exchange Commission (“SEC”) on Form N-SAR;

(C)	the Trust’s annual, semi-annual and quarterly (if any) shareholder reports;

(D)	registration statements on Form N-1A and other filings relating to the registration of shares;

(E)	the Administrator’s monitoring of the Trust’s status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;

(F)	annual audit by the Trust’s auditors; and

(G)	examinations performed by the SEC.

Article 4. HASi’s Duties as Administrator.

Subject to the supervision and control of the Board and in accordance with Proper Instructions (as defined hereafter) from the Trust, HASi will provide to the Trust all fund administration for the operation of the business and affairs of the Trust and each of its Funds as required by current or future laws, regulations and/or which are otherwise customarily provided to investment companies, and will provide facilities, equipment and personnel to carry out such services. These services include, but are not limited to:

(a)	maintaining and keeping, or as appropriate, overseeing the preparation, maintenance and keeping of, the books, records, governing documents and Board and shareholder meeting minutes of the Trust as required by law or for the proper operation of the Investment Company;

(b)	coordinating Board meetings and other services as the Board may reasonably request and providing periodic reports to the Board regarding each Fund’s compliance with applicable securities, tax, anti-money laundering and other laws and regulations and with the Funds’ stated investment objectives and investment restrictions;

(c)	preparing, filing and distributing registration statements, proxy statements, reports and other documents required by U.S. Federal, state and other applicable laws and regulations and by stock exchanges on which Shares are listed;

(d)	providing legal administration support to the Trust, including, but not limited to, responding to routine and assisting legal counsel in responding to non-routine regulatory exams, researching legal and regulatory issues affecting the Trust and providing planning assistance related thereto; assisting legal counsel in responding to Board related inquiries and preparing, negotiating and maintaining contracts on behalf of the Trust with the Trust’s other service providers or related to third party distribution efforts;

(e)	providing operational audit and compliance support services;

(f)	providing individuals acceptable to and elected by the Board to serve as the Trust’s Principal Executive and Principal Financial Officers, and providing individuals reasonably acceptable to the Board for nomination, appointment or election to other Trust offices, each of whom will manage certain of the Trust’s affairs as determined by the Board;

(g)	assisting in creating and coordinating marketing and distribution support to the Funds and the Trust;

(h)	coordinating the interaction of the Trust’s various service providers, and providing such assistance to them as generally may be required to properly carry on the business and operations of the Trust; and

(i)	providing other administrative and accounting services and functions and additional assistance reasonably necessary to administer the Trust, to the extent such services and functions are not provided to the Trust by another service provider, but in no event shall HASi be required to provide the services typically rendered by Fund counsel or the independent auditors to the Trust.

The foregoing, along with any additional services that Huntington shall agree in writing to perform under this Agreement, shall hereafter be referred to as “Administrative Services”. Administrative Services shall not include any duties, functions, or services to be performed for the Trust by its investment adviser, any sub-adviser, distributor, custodian, or transfer agent pursuant to their respective contracts with the Trust. The provision of Administrative Services hereunder (whether by a Sub-contractor, (as defined in Article 13) or otherwise) must meet or exceed Service Standards established by the Board and as amended from time to time, and HASi shall report to the Board on a periodic basis as to such performance as compared to the Service Standards.

Article 5. Common Personnel.

Any HASi officer, director, trustee, partner, employee or agent (who may or may not also be or become a Trust officer, trustee, partner, employee or agent), shall be deemed, when rendering Administrative Services to the Trust, to be acting solely for HASi.

Article 6. Proper Instructions.

As used throughout this Agreement, a “Proper Instruction” means written instructions identifying the specific transaction or types of transactions involved that is signed or initialed by one or more person or persons authorized by the Board. Oral instructions are deemed Proper Instructions if (a) HASi reasonably believes it has been given by a person previously authorized in writing to give such oral instructions with respect to the transaction involved, and (b) the Trust or HASi promptly cause such oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Trust and HASi are satisfied that such procedures afford adequate safeguards for the Funds’ assets. Proper Instructions, if given in writing, may only be amended in writing.

Article 7. Trust Books, Records and Property.

HASi shall create, maintain and preserve, or shall cause to be created, maintained and preserved, all necessary books and records of the Trust, in accordance with Article 4(a) of this Agreement. Such books and records shall be the Trust’s property.

The Trust or its authorized representatives may inspect such books and records at HASi’s premises during its normal business hours. At the Trust’s request or pursuant to Proper Instructions, HASi will promptly provide copies of any such books and records to the Trsut or its authorized representatives at the Trust’s expense.

Upon the expiration of this Agreement and pursuant to Proper Instructions, HASi will turn over to the Trust or its authorized representatives those Trust books, records and documents that HASi created and maintained under this Agreement, provided that HASi is reimbursed for all payments and expenses due and remaining under this Agreement, and further provided that such books and records are no longer needed by HASi in performing its services or for its protection. Absent Proper Instructions regarding the delivery of Trust’s books and records, HASi may deliver them to the Trust’s principal place of business or retain them for a period of time as required by applicable laws and regulations. Any books and records in HASi’s possession beyond the legally required time period may be destroyed without further notice. In addition, HASi has the right to deliver to a bank or trust company, which is a “bank” as defined in the 1940 Act, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $2,000,000, all Trust property (including books, records and documents) that HASi held under this Agreement.

HASi agrees to adopt and implement reasonable policies and procedures to maintain the security and confidentiality of nonpublic personal information (“NPI”) of Fund customers and consumers, as those terms are defined in SEC’s Regulation S-P, 17 CFR Part 248. HASi agrees to use and redisclose such NPI for the limited purposes of processing and servicing transactions; for specified law enforcement and miscellaneous purposes; and to service providers or in connection with joint marketing arrangements directed by the Trust, in each instance in furtherance of fulfilling HASi’s obligations under this Agreement and consistent with the exceptions provided in 17 CFR Sections 248.14, 248.15 and 248.13, respectively.

HASi further agrees to maintain the confidentiality of the Funds’ nonpublic information it receives in its role as Administrator, Financial Administrator and Fund Accountant, and to re-disclose it only to authorized individuals or third parties in a manner consistent with the services contemplated under this Agreement, as proscribed or permitted by the Trust’s policies and procedures on the disclosure of confidential information.

Article 8. Compensation and Expenses.

As compensation for services under this Agreement, the Trust shall compensate HASi in accordance with the schedule of fees outlined in this Agreement’s Administrative Services Fee Exhibit and such other provisions provided in this Agreement. HASi shall have sole responsibility and liability for payment of compensation to any Subcontractor (as that term is defined in Article 13), except for out-of-pocket expenses, such as passive foreign investment company determinations and FIN48 assessments by outside auditors, which shall be borne by the Trust. Any fee exhibits shall be dated and executed by a duly authorized officer of the Trust and HASi. Any amendments or adjustments to these fee exhibits shall be in writing and similarly executed. However, from time to time in its sole discretion, HASi may waive all or a portion of such compensation it is entitled to receive under this Agreement. All rights of compensation shall survive the termination of this Agreement.

Any compensation payable to HASi shall be prorated for periods of less than a month, and shall be calculated with references to a Fund’s assets as determined in the time and manner specified in the Trust’s Prospectus (as defined in Article 8).

The Trust will accrue daily and pay HASi monthly (or daily at HASi’s request) all compensation and out of pocket expenses contemplated under this Agreement. Out-of-pocket expenses include but are not limited to postage (including overnight courier service), envelopes, telephones, telecommunication charges (including Fax), travel, duplicating, forms, supplies, microfiche, and expenses incurred at the specific direction of the Trust. Out-of-pocket disbursements shall also include such other items agreed upon between the Parties from time to time. The Trust will reimburse HASi for any reasonable non-routine expenses it incurs at the Trust’s request or consent. HASi will maintain detailed information about such compensation and out of pocket expenses.

HASi shall be responsible for expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the services hereunder, including the compensation of HASi employees who serve as Trust trustees or officers. Unless this Agreement explicitly provides to the contrary, the Trust shall be solely responsible, and shall promptly reimburse HASi, for all expenses HASi or any Subcontractor incurs on the Trust’s behalf, including without limitation, fees and expenses related to: postage and courier services; printing, document production, registration and filings; travel; Fund counsel and counsel to the majority of the Trustees of the Trust who are not “interested persons”, independent auditors, or other professional services; organization of the Trust and its Funds; insurance coverage; interest; membership in trade organizations; custody, investment advisory, transfer agency and other service providers retained directly by the Trust; brokerage services; taxes; fees and expenses of Board members; fees payable to federal, state and other governmental agencies; and all other expenses properly payable by the Trust.

Article 9. Documents.

(a)	On or before the execution of this Agreement, the Trust shall provide HASi with the following documents:

(1)	A copy of the Trust’s governing documents and any amendments thereto, including the Agreement and Declaration of Trust and By-laws (collectively, the “Charter Documents”);

(2)	A copy of the Board resolutions authorizing this Agreement;

(3)	A copy of the Trust’s currently effective Prospectus(es) (the “Prospectus”) and Statement(s) of Additional Information relating to all Funds and all amendments and supplements thereto as in effect from time to time; and

(4)	A copy of the investment advisory agreements between the Trust and its investment adviser, Huntington Asset Advisors, Inc. (the “Adviser”).

(b)	From time to time, the Trust will provide HASi with following documents upon its request:

(1)	The Registration Statements for the Trust and its Shares, including any Prospectus, Statement of Additional Information, and any and all amendments and supplements thereto (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “SEC”), and orders regarding the sale of Shares;

(2)	A certified copy of each amendment to the Charter Documents;

(3)	Certified copies of each Board resolution authorizing the Trust officers to give Proper Instructions; and

(4)	Such other certifications, documents or opinions that HASi may, in its discretion, deem necessary or appropriate to properly perform its duties under this Agreement.

HASi is authorized and instructed to rely upon any and all information it receives from the Trust or any third party on the Trust’s behalf, and HASi shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any data supplied to it by or on behalf of the Trust.

Article 10. Representations and Warranties.

(a)	Representations and Warranties of HASi

HASi represents and warrants to the Trust that:

(1)	It is duly qualified to carry on its business in each jurisdiction where the nature of its business requires such qualification;

(2)	It is empowered under applicable laws, its organizational documents and company proceedings to enter into and perform this Agreement;

(3)	It has and will have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

(4)	It is in compliance with federal securities laws;

(5)	No legal or administrative proceedings have been instituted or threatened which would impair HASi’s ability to perform its duties and obligations under this Agreement; and

(6)	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of HASi or any law or regulation applicable to it.

(7)	It shall maintain reasonable professional liability insurance coverage with respect to the services and activities provided to the Trust; and shall furnish details of such coverage to the Trust upon its request, including a copy of the policy, the identity of the carrier, coverage levels and deductible amounts. The parties agree that such coverage may be maintained jointly with affiliates of HASi. HASi shall notify the Trust of any modification, reduction or cancellation of such coverage or of any material claims made against such coverage.

(b)	Representations and Warranties of the Trust

The Trust represents and warrants to HASi that:

(1)	It is a trust duly organized, existing and in good standing under the laws of Delaware;

(2)	It is empowered to conduct its business under applicable laws, by its Charter Documents and company proceedings to enter into and perform its obligations under this Agreement;

(3)	It is an open-end investment company registered under the 1940 Act;

(4)	A registration statement under the 1933 Act and 1940 Act is effective, and appropriate authorizations for state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale;

(5)	No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement; and

(6)	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it.

Article 11. HASi’s Responsibility.

HASi shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from HASi’s or a Subcontractor’s (as that term is defined in Article 13) willful misfeasance, bad faith, or gross negligence in the performance of HASi’s duties hereunder or from HASi’s or a Subcontractor’s reckless disregard with respect to HASi’s obligations and duties under this Agreement.

Article 12. Assignment; Subcontractors.

(a)	Assignment

Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by either Party without the written consent of the other Party. Notwithstanding the foregoing, either Party may assign all of or a substantial portion of its business to a successor, or to a party controlling, controlled by, or under common control with such Party upon prior written notice. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns.

(b)	Subcontractors

HASi may subcontract with third parties to perform some or all of the Administrative Services, Financial Administration service and/or Fund Accounting services (“Subcontractors”). HASi must provide the Trust and the Board with at least thirty (30) days’ written notice prior to the commencement of any such Subcontractor’s services. Such prior written notice to the Trust and the Board must include a full and complete copy of the contractual arrangements between HASi and the Subcontractor. Any subsequent amendments, restatements or changes to the contractual arrangements between HASi and the Subcontractor, including but not limited to a change in the Subcontractor’s fees, shall be provided by HASi to the Trust promptly.

HASi understands and agrees that neither the Trust nor any Fund has any liability for the payment of any Subcontractor’s fee, and that the payment of fees owed to Subcontractors shall be the sole responsibility of HASi.

Article 13. Indemnification.

(a)	Indemnification by Trust

HASi shall not be responsible for and the Trust or Fund shall indemnify and hold harmless HASi, including its affiliates and all their officers, directors, trustees, employees, shareholders and agents against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

(1)	The acts or omissions of any entity that contracts with and/or provides services to the Trust (including any adviser, sub-adviser, or entity other than HASi) other than a Subcontractor HASi selects pursuant to Article 13.

(2)	The reliance on or use by HASi or its agents or Subcontractors of information, records and documents in proper form which:

i.	are received by HASi or its agents or Subcontractors from third parties contracted by the Trust for the performance of services; or

ii.	have been prepared and/or maintained by the Trust or its affiliates or any other person or firm on behalf of the Trust except HASi.

(3)	The reliance upon, or the carrying out by HASi or its agents or Subcontractors of, Proper Instructions of the Trust or a Fund.

(4)	The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

Provided, however, that HASi shall not be protected by this Article 14 from liability for any act or omission resulting from HASi’s or a Subcontractor’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties.

(b)	Reliance

At any time, HASi may apply to a Trust officer for instructions, and may consult with legal counsel (who may be counsel for the Trust) with respect to any matter arising in connection with the services to be performed by HASi under this Agreement, and HASi and its agents or Subcontractors shall not be liable and shall be indemnified by the Trust or the appropriate Fund for any action reasonably taken or omitted by it in good faith reliance upon such instructions or upon the opinion of such counsel.

(c)	Notification

The Party seeking indemnification under this Agreement (“Claimant”) shall use all reasonable care to promptly identify and notify the Party against whom indemnification is or may be sought (“Indemnifier”) concerning any situation that involves or probably will involve a claim for indemnification, and shall advise the Indemnifier of all pertinent facts and developments concerning such situation. The Indemnifier has the option to defend Claimant against any indemnifiable claim. If the Indemnifier elects to defend the Claimant, Indemnifier must first notify Claimant before taking over complete defense of the claim. Thereafter, Claimant shall initiate no further legal or other expenses for which it would seek indemnification under this Agreement. Further, the Claimant shall not confess any claim or compromise any case for which the Indemnifier would be obligated to indemnify Claimant unless the Indemnifier gives prior written consent.

Article 14. Term and Termination of Agreement.

(a)	The services and compensation under this Agreement shall be effective on the date listed above, and shall remain in full force and effect until either Party terminates this Agreement as provided herein. Either Party may terminate this Agreement by at least sixty (60) days’ prior written notice to the other Party.

(b)	In addition, each Party reserves the right to immediately terminate this Agreement upon giving written notice of the dissolution or liquidation of either Party or other cessation of business other than a merger, reorganization, recapitalization, sale of all or substantially all of the assets of such Party as an ongoing business; or other transaction designed to defeat or frustrate the economic purposes and contractual obligations of either Party under this Agreement; financial difficulties on the part of either Party which is evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or a final, unappealable judicial, regulatory or administrative ruling or order in which either Party has been found guilty of criminal behavior in the conduct of its business.

(c)	If the Trust terminates this Agreement, then the Trust bears full responsibility and will promptly reimburse HASi for its reasonable out-of-pocket expenses associated with transferring or moving the Trust’s books, records and materials maintained by HASi under this Agreement. Additionally, HASi reserves the right to charge the Trust for any other reasonable expenses associated with such termination. If HASi terminates this Agreement, then HASi must cooperate with and assist the Trust in obtaining and securing an appropriate transition plan and administrator, financial administrator and/or fund accountant to serve in its place. The provisions of Article 12 (HASi’s Responsibility) and Article 14 (Indemnification) shall survive any termination of this Agreement.

Article 15. Notices.

Unless otherwise specifically provided herein, notices and other writings shall be delivered or mailed postage prepaid to the Trust at HASi, 2960 N. Meridian Street, Suite 300, Indianapolis, IN 46208, or to such other address as the Trust or HASi may hereafter specify in writing, and shall be deemed to have been properly delivered or given hereunder when mailed.

Article 16. Governing Law and Venue.

The laws of the State of Delaware shall govern the construction and interpretation of this Agreement without regard to the conflict of laws principle. The Parties irrevocably consent to the jurisdiction and venue of any federal or state court in the State of Delaware, in connection with any action or proceeding arising out of this Agreement. The Parties also irrevocably waive the right to object to the venue of any court on the ground of forum non conveniens.

Article 17. Amendments and Additional Provisions.

This Agreement may be amended or modified only by a written agreement executed by all Parties. From time to time, HASi and/or the Trust may agree on interpretive or additional provisions under this Agreement that are consistent with the Agreement’s operation and general tenor and do not contravene any applicable federal or state regulations or any provision of the Charter Documents. Any such interpretive or additional provisions shall be written, signed by both Parties, and attached to this Agreement, but shall not be deemed to be an amendment to this Agreement.

Article 18. Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original.

Article 19. Merger of Agreement.

This Agreement constitutes the entire agreement among the Parties and supersedes any prior oral or written agreements of the Parties with respect to the subject matter hereof. The Parties agree that all actions taken prior to the effective date are governed under the prior administration agreements between the Parties.

Article 20. Severability.

In the event any provision of this Agreement is held illegal, void or unenforceable, the balance of this Agreement shall remain in effect.

Article 21. Force Majeure.

HASi shall have no liability for cessation of services hereunder or any damages resulting therefrom to the Trust as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance. However, HASi represents that it has a business continuity plan designed to restore services as promptly as practicable upon such events.

Article 22. Limitations of Liability of Trust Board Members and Shareholders.

The execution and delivery of this Agreement have been authorized by the Trust’s Board members and signed by an authorized Trust officer, acting as such, and neither such authorization by these Board members nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Board members or shareholders of the Trust, but bind only the property of the individual Funds, or Class, as provided in the Declaration of Trust.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

THE HUNTINGTON FUNDS

By:	/s/ R. Jeffrey Young
Name:	R. Jeffrey Young
Title:	Chief Executive Officer

HUNTINGTON ASSET SERVICES, INC.

By:	/s/ John C. Swhear
Name:	John C. Swhear
Title:	Chief Compliance Officer